EXHIBIT NO. 99
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Contacts:

Trimeris, Inc.                                    Burns McClellan, Inc.
Matthew A. Megaro                                 John Nugent (investors)
President/Chief Financial Officer                     Justin Jackson (media)
919-419-6050                                      212-213-0006


For Immediate Release

                 TRIMERIS' T-1249, SECOND HIV FUSION INHIBITOR,
                    RECEIVES FAST TRACK DESIGNATION FROM FDA


DURHAM, NC, MAY 13, 1999 -- Trimeris, Inc. (NASDAQ: TRMS) announced today that T-1249 has received fast track designation from the United States Food and Drug Administration for the treatment of HIV infected individuals. T-1249 is the company's second drug candidate in a new class of anti-HIV compounds that block the entry of the virus into cells. Fast track designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease, and this designation is intended to expedite the FDA's review of these drugs.

T-1249 is a rationally designed proprietary peptide which blocks fusion of HIV with host cells. T-1249 has demonstrated potent HIV suppression in animal models and is highly active against a wide range of HIV strains in culture.

"We are very pleased that T-1249 has received fast track designation, particularly at this early stage of its development," stated Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. "We are excited about the upcoming T-1249 Phase I trial planned for this quarter and look forward to expanding the fusion inhibitor class."

Trimeris is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that treat viral infection by inhibiting viral fusion with host cells. The company's lead product candidate, T-20, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase II clinical trials. T-20 has also received fast track designation from the FDA.

NOTE: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of the company's previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in the company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 30, 1999.